Exhibit 10(d)

April  8, 2020

WD-40 Company

9715 Businesspark Avenue

San Diego, CA 92131

Attn: Jay W. Rembolt, CFO

Dear Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of March 16, 2020 among WD-40 Company, as Company,  the Designated Borrowers from time to time party thereto, the Guarantors from time to time party thereto, and Bank of America, N.A., as Lender  (as amended, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

The Company has advised the Lender that the Company recorded a one-time, non-cash charge for an uncertain tax position associated with the Tax Cuts and Jobs Act “toll tax” in the amount of $8,700,000 (“Toll Tax Amount”) during the fiscal quarter of the Company ending August 31, 2019. Solely for the purposes of the calculation of the cash dividends basket in Section 8.06(c) of the Credit Agreement, the Company requested that the Toll Tax Amount be added-back to Consolidated Net Income for the fiscal quarter ending August 31, 2019.

Notwithstanding the terms of the Credit Agreement, the Lender hereby acknowledges that the Company may add-back the Toll Tax Amount in the calculation of the cash dividends basket in Section 8.06(c) of the Credit Agreement for any four-fiscal quarter period which includes the fiscal quarter ending August 31, 2019.

The Company agrees to pay all fees and expenses owed by the Company to the Lender including all reasonable and documented fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent payable pursuant to the Loan Documents.

This is a one-time acknowledgement and applies only to the matters set forth above and shall be effective as of the date hereof.  This acknowledgement letter is a Loan Document.  All other terms and conditions of the Credit Agreement remain unchanged and in full force and effect.  This acknowledgement letter may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.  Delivery of an executed counterpart of this acknowledgment letter by facsimile or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this acknowledgment letter;  provided,  however, that the facsimile or other electronic image shall be promptly followed by an original if required by the Lender.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of California.

Very truly yours,

BANK OF AMERICA, N.A., as Lender

By: /s/ AARON MARKS

Name:  Aaron Marks

Title:    Senior Vice President

ACKNOWLEDGEMENT LETTER

Acknowledged, Agreed and Accepted:

Jay W. Rembolt Chief Financial Officer
COMPANY:	WD-40 COMPANY, a Delaware corporation By: /s/ JAY W. REMBOLT Name: Jay W. Rembolt Title: Chief Financial Officer

ACKNOWLEDGEMENT LETTER